UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 23, 2011
Metropolitan Health Networks, Inc.
(Exact Name of Registrant as Specified in Charter)
Florida
(State or Other Jurisdiction of Incorporation)

001-32361	65-0635748
(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 510
Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)
(305) 805-8500
(Registrant’s telephone number, Including Area Code)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On August 23, 2011, Metropolitan Health Networks, Inc. (“Metropolitan”) issued a press release regarding the proposed transaction between Metropolitan and Continucare Corporation (“Continucare”). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit 99.1	Press release dated August 23, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPOLITAN HEALTH NETWORKS, INC.
/s/ Roberto Palenzuela
Name:	Roberto Palenzuela
Title:	General Counsel

Dated: August 23, 2011

EXHIBIT INDEX

Exhibit 99.1	Press release dated August 23, 2011.